Exhibit 99.(n)

KPMG LLP Two Manhattan West 375 9th Avenue, 17th Floor New York, NY 10001

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 25, 2026, with respect to the consolidated financial statements, consolidated financial highlights, and accompanying supplemental information of Eagle Point Credit Company Inc. & Subsidiaries, incorporated herein by reference.

New York, New York
May 22, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.